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                                                                    Exhibit 10.3

                                  June 5, 2003

Ms. Elizabeth O'Dell
53 Avon Drive

Essex Fells, New Jersey 07021

Dear Liz:

This letter will confirm certain matters related to your employment by Alteon Inc. (the "Company") and shall constitute an amendment to your Employment Agreement with the Company dated as of October 21, 2000 (the "Employment Agreement").

In consideration of your continued employment with the Company, the following paragraph is added to your Employment Agreement.

"Upon a Change in Control (as defined in the Alteon Inc. Change in Control Severance Benefits Plan, effective as of February 27, 1996 (the "Plan")), you will be entitled to all of the benefits to which you would be entitled under the Plan as in effect on the date hereof if a Change in Control occurred on the date hereof, notwithstanding any amendment or termination of the Plan or other action by the Board of Directors of the Company as permitted under the Plan which may affect your entitlement to benefits thereunder after the date hereof."

Except as modified by this letter, the terms of your Employment Agreement shall remain in full force and effect.

If the foregoing is acceptable to you, please indicate your agreement by signing and returning the enclosed copy of this letter.

                                        Sincerely,

                                        /s/ Kenneth I. Moch
                                        President and Chief Executive Officer

Enclosure

Accepted and agreed
this 7th day of July 2003

/s/ Elizabeth O'Dell
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